EXHIBIT 23.1

                          CONSENT OF GRANT THORNTON LLP


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               Consent of Independent Certified Public Accountants



     We have issued our report dated January 7, 1999 (except for Note 2, as to which the date is January 20, 1999) accompanying the consolidated financial statements of Harlesyville National Corporation and subsidiaries appearing in the 1998 Annual Report of the Corporation to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 1998 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.



/s/ Grant Thornton LLP
GRANT THORNTON LLP

Philadelphia, Pennsylvania
June 1, 1999